EXHIBIT 99(B)

FOR IMMEDIATE RELEASE                   CONTACT:  Paul Sylvester
                                        Manatron, Inc.
                                        (616) 375-5300
                                        or
                                        Don Hunt, Brian Edwards
                                        Seyferth & Associates
                                        (616) 776-3511

     MANATRON TO TAKE SECOND-QUARTER CHARGE OF $1.5 MILLION
                 FOR MANAGEMENT TRANSITION COSTS

     KALAMAZOO, Michigan, November 14, 1995 -- Manatron, Inc. (NASDAQ:

MANA) today announced it would take a second-quarter charge of approximately $1.5 million as a result of costs related to recent management-level restructuring.

     According to Manatron, the majority of the charge stems from deferred compensation and other continuing benefits granted to former Company President, Chairman and CEO Allen F. Peat

upon his recent retirement.

    Peat, who continues to serve as a Manatron director, retired from the posts of president, chairman and CEO on Oct. 17, 1995.

     The Company also said it is assuming the final installament of a note owed by Peat in connection with a stock purchase agreement,

in exchange for 150,000 shares of Manatron common stock.  In March of 1994, Peat agreed to purchase at market value approximately

430,000 shares previously owned by a principal shareholder with a two-year note guaranteed by the Company.

     Manatron added that the $1.5 millon charge also covers other costs related to the transition, including the set-up and operation of a nationwide search committee for a new Manatron president.
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MANATRON/PAGE 2

     "While the charge will have an impact on our second-quarter results, we still anticipate a more modest loss from normal

recurring operations than we experienced in the first quarter,"

said Director Gene Bledsoe, Manatron interim president and CEO.

"We will be refocusing on our core businesses, our balance sheet is strong, and we are working hard to restore profitability as soon as possible."

     Manatron designs, markets and maintains data-processing

systems for government units at the municipal, county and state level.  Manatron currently has over 1,500 customers in 35 states.

Manatron posted sales of $24.8 million in its fiscal year ended

April 1995.

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